LETTER OF INVESTMENT INTENT

October 2, 1987


Voyageur U.S. Government Securities
  Fund, Inc.
100 South Fifth Street, Suite 2300
Minneapolis, Minnesota 55402

Dear Sir/Madam:

     In connection with the purchase by Voyageur Asset Management Group, Inc. (The "Purchaser") of 11,000 Common Shares, Series A, $.01 par value per share, (the "Stock") of Voyageur U.S. Government securities Fund, Inc., the Purchaser hereby represents that it is acquiring the Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it. The Purchase[r] hereby further agrees that any transfer of any of the Stock or any interest in it shall be subject to the following conditions:

          1. The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

          2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer the Stock unless the Stock is registered.

          3. The Purchaser further agrees that all certificates representing the Stock shall contain on the face thereof the following legend:

               "The shares represented by this certificate may not be transferred without (I) the opinion of counsel satisfactory to Voyageur U.S. Government Securities Fund, Inc. That the transfer may be legally made without registration under the Federal Securities Act of 1933; or (ii) such registration."

     The Purchaser hereby authorizes you to take such other action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.


                                   Very Truly yours,

                                   VOYAGEUR ASSET MANAGEMENT
                                     GROUP, INC.


                                   /s/Kenneth E. Dawkins
                                   -----------------------------
                                   Kenneth E. Dawkins, President